EXHIBIT 99.1
Press Release
Aspen Announces Co-CEOs of Insurance Business
Hamilton, BERMUDA, October 5, 2010 — Aspen Insurance Holdings Limited (NYSE:AHL) (“Aspen”) today announced the appointment of John Cavoores as Co-Chief Executive Officer of its insurance operations, Aspen Insurance. The new structure will further strengthen Aspen’s ability to grow its insurance business, subject to market conditions, as part of the company’s broader diversification strategy.
Mr. Cavoores has been a member of Aspen’s Board of Directors since 2006 and will share executive oversight of Aspen Insurance with Co-Chief Executive Officer Rupert Villers, effective immediately. Both will report to Chris O’Kane, Chief Executive Officer of Aspen and will have responsibility for specific product lines on a global basis. Mr. Cavoores will have a particular focus on Aspen Insurance’s Casualty and Professional Lines businesses while Mr. Villers will concentrate on Transportation related lines (Marine, Energy and Aviation) and Financial Lines with joint responsibility for Property business. In addition, Mr. Cavoores and Mr. Villers will also share responsibility on a geographic basis. Mr. Cavoores, who is based in the US will assume executive oversight for Aspen Insurance’s US platform with Mr. Villers, who is based in the UK, responsible for non-US based operations. All other responsibilities within Aspen Insurance remain the same.
“Rupert and John are two of the insurance industry’s most seasoned Executives and Aspen is fortunate to have both of them leading our insurance operations,” said Mr. O’Kane. “Rupert was influential in our decision to restructure Aspen Insurance at the start of the year and he has had a considerable impact on our insurance operations overall. We are very pleased that, under the new structure, we will continue to benefit from Rupert’s leadership, experience and counsel as we develop Aspen Insurance further.
“I am also delighted that John Cavoores will become Co-Chief Executive Officer of Aspen Insurance,” continued Mr. O’Kane. “As a board member and member of our risk committee, John has intimate knowledge of Aspen’s operations and has been instrumental in the formulation of our strategy. We look forward to his contributions as we seek to capitalise on the investment we have made in our insurance business.”
Mr. Cavoores joined Aspen’s board in 2006 with nearly 30 years of experience in the insurance industry. He was an advisor to Blackstone on current portfolio investments and new opportunities in insurance from 2006 until August this year and a director of Alliant Insurance Holdings. Previously, he was President and Chief Executive Officer of OneBeacon Insurance Company, a subsidiary of the White Mountains Insurance Group. He also was President of National Union Insurance Company, a subsidiary of American International Group. Prior to that he spent 19 years at Chubb Insurance Group, where he served as Co-Chief Underwriting Officer in charge of Chubb’s worldwide Specialty underwriting, and Executive Vice President and Managing Director of Chubb’s overseas operations.

“Aspen has made significant strides in its insurance business and I look forward to working with Rupert to build on his accomplishments as we look to realize the full potential of Aspen’s insurance strategy,” said John Cavoores.
Rupert Villers commented, “We are continuing to build out Aspen’s U.S. insurance platform selectively, most recently with the addition of admitted market capacity. We are also working to round out our London market portfolio and have recently established a UK regional platform and a foothold in Switzerland. I have known John for a long time and I have admired his many career achievements. I am very pleased to have John as my partner as we seek to benefit from the opportunities we see before us for Aspen Insurance.”
About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland the United Kingdom and the United States. For the twelve months ended December 31, 2009, Aspen reported gross written premiums of $2,067.1 million, net income of $473.9 million and total assets of $8.3 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains written, and Aspen’s officers may make related oral, “forward-looking statements” within the meaning of the U.S. federal securities laws regarding changes in personnel, reorganizations and its ability to execute its plans. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” and similar expressions of a future or forward-looking nature.
All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements, including changes in market conditions and their impact on our business. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on February 26, 2010.

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999
- Ends -